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                    GENETICS INSTITUTE, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                        Computation of Earnings Per Share
               (Unaudited - in thousands except per share amounts)


Primary earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding.

Common stock equivalents consist of stock options and warrants, and are not included in the calculation of earnings per share in loss periods because their effect would be antidilutive.

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
                                                    Three Months Ended        Nine Months Ended
                                                       September 30,             September 30,
                                                   --------------------      -------------------
                                                     1996        1995         1996        1995
                                                   -------     --------      -------     -------

Primary Earnings per Share
--------------------------

Weighted average number of shares outstanding       29,571       26,745       28,331      26,690

Shares deemed outstanding from the assumed
   exercise of stock options and warrants
   reduced by the number of shares
   purchased with proceeds                           2,156           --        2,220         535
                                                   -------     --------      -------     -------
   Total                                            31,727       26,745       30,551      27,225
                                                   -------     --------      -------     -------
Net income (loss) applicable to common shares      $ 7,832     $ (7,183)     $37,244     $ 3,686
                                                   -------     --------      -------     -------

Primary earnings (loss) per common share           $   .25     $   (.27)     $  1.22     $   .14
                                                   =======     ========      =======     =======
Fully Diluted Earnings Per Share
--------------------------------

Weighted average number of shares outstanding       29,571       26,745       28,331      26,690

Shares deemed outstanding from the assumed
   exercise of stock options and warrants
   reduced by the number of shares
   purchased with proceeds                           2,378           --        2,420         934
                                                   -------     --------      -------     -------
   Total                                            31,949       26,745       30,751     $27,624
                                                   -------     --------      -------     -------

Net income (loss) applicable to common shares      $ 7,832     $ (7,183)     $37,244     $ 3,686
                                                   -------     --------      -------     -------

Fully diluted earnings (loss) per common share     $   .25     $   (.27)     $  1.21     $   .13
                                                   =======     ========      =======     =======

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